Exhibit 99.1

Iteris Holdings Inc. Reports $368,000 in Operating Income from Continuing Operations on 16.2% Increase in Revenues

ANAHEIM, Calif.—Oct. 29, 2003—For its second quarter ended Sept. 30, 2003, Iteris Holdings Inc., formerly known as Odetics Inc. (OTC BB:ITRSA) & (OTC BB:ITRSB) today reported operating income from continuing operations of $368,000 compared to operating income of $11,000 reported in the second quarter of the previous fiscal year. The Company reported net sales and contract revenues of $11.3 million in the second quarter of the current fiscal year, an increase of 16.2% compared to net sales and contract revenues of $9.7 million in the second quarter of the previous fiscal year. Net sales and contract revenues of $22.8 million for the six months ended Sept. 30, 2003 increased 14.2% over net sales and contract revenues of $19.9 million in the comparable period of the prior fiscal year. Excluded from operating income during the quarter ended Sept. 30, 2003, is a non-operating gain from the sale of discontinued operations of $2.7 million, principally in connection with the divestiture of the company’s MAXxess Systems Subsidiary. Continuing operations in all periods have been restated to reflect only the operations of Iteris Holdings Inc. and its subsidiary, Iteris Inc.

Commenting on the results, Greg Miner, Chief Executive Officer, stated: “The second quarter ended September 30, 2003 was a milestone period for our business. During the quarter we successfully generated operating income from our continuing operations and transitioned our business to focus on the market for Intelligent Transportations Systems. Integral to this transition was the divestiture of our former subsidiary, MAXxess Systems Inc., in a transaction structured as a management buy-out. In another transaction, we completed the divestiture of the remaining assets of our former Broadcast operation that had been idled since last March. We also changed the name of the Company from `Odetics Inc.’ to `Iteris Holdings Inc.,’ to reflect our focus of capitalizing on our leadership in vision sensing systems and system integration services for the Intelligent Transportations Systems industry.”

Miner added: “We are currently exploring the possibility of merging our Iteris subsidiary into Iteris Holdings Inc. We believe the shareholders will benefit from a simpler capital structure for the business, and a solid platform from which to exploit opportunities in next generation vision systems.”

Operational highlights during the current fiscal quarter included:

•                  Vantage(TM) Video Detection systems achieved 20.7% sales growth in the quarter compared to the second quarter of last fiscal year.

•                  In the heavy truck market, AutoVue(TM) Lane Departure warning systems sales more than doubled during the quarter compared to the second quarter of last fiscal year.

•                  The company entered into a broad scale strategic partnership with Valeo of France, which is expected to make Iteris Lane Departure Warning Technology available to the worldwide passenger car market in 2004.

•                  Year to date contract bookings for Iteris systems integration and consulting revenues increased 26.1% through Sept. 30, 2003 compared to the last fiscal year. Contract revenues recognized in the current fiscal year increased 3.4% in the three months ended Sept. 30, 2003 compared to the same quarter of last fiscal year.

About Iteris Holdings Inc.

Iteris Holdings is the majority shareholder of Iteris, a leading provider of outdoor machine vision systems and sensors that optimize the flow of traffic and enhance driver safety. The company has combined outdoor image processing, traffic engineering, and information technology to offer a broad range of transportation and safety solutions. Iteris Holdings and Iteris have headquarters in Anaheim. Investors are encouraged to contact the company at 714-774-5000, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our future prospects and restructuring, and our ability to enter into new markets. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; our customers’ ability to obtain market acceptance of the products that incorporate our technologies; the potential unforeseen impact of product offerings from competitors and other competitive pressures; the effectiveness of our cost and expense reduction efforts; warranty and support issues; tax or audit consequences associated with the proposed restructuring; our ability to obtain stockholder approval of the restructuring, and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government contracting and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris Holdings, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Odetics Inc.
Summary Financial Data
(in thousands, except per share amounts)

	Three Months Ended Sept. 30,		Six Months Ended Sept. 30,
Consolidated Statement of Operations	2002	2003	2002	2003

Net sales and contract revenues:
Net sales	$4,521	$5,905	$9,193	$11,660
Contract revenues	5,163	5,345	10,750	11,120
Total net sales and contract revenues	9,684	11,250	19,943	22,780

Costs and expenses:
Cost of sales	2,352	3,258	4,521	6,354
Cost of contract revenues	3,344	3,551	7,196	7,438
Gross profit	3,988	4,441	8,226	8,988

Selling, general and administrative expense	3,066	3,110	6,061	6,760
Research and development expense	911	963	1,830	2,007
Total operating expenses	3,977	4,073	7,891	8,767

Operating income	11	368	335	221

Non-operating items
Other (expense) income	0	970	640	970
Interest expense	(41)	(35)	(596)	(67)
Income (loss) before income taxes	(30)	1,303	379	1,124
Income taxes	0	231	0	451
Income (loss) from continuing operations before minority interest	(30)	1,072	379	673
Minority interest in earnings of subsidiary	946	865	1,974	1,725
Income (loss) from continuing operations	(976)	207	(1,595)	(1,052)
Income (loss) from discontinued operations	(1,641)	2,377	(2,322)	1,682
Net income (loss)	$(2,617)	$2,584	$(3,917)	$630

Income (loss) per share:
Basic
Income (loss) from continuing operations	$(0.07)	$0.01	$(0.12)	$(0.06)
Income (loss) from discontinued operations	(0.11)	0.13	(0.17)	0.10
Income (loss) per share	$(0.18)	$0.14	$(0.29)	$0.04

Diluted
Income (loss) from continuing operations	$(0.07)	$0.01	$(0.12)	$(0.06)
Income (loss) from discontinued operations	(0.11)	0.13	(0.17)	0.10
Income (loss) per share	$(0.18)	$0.14	$(0.29)	$0.04

Shares used in calculating income (loss) per share:
Basic	14,283	18,056	13,435	16,586
Diluted	14,283	18,056	13,435	16,590

	(audited)	(unaudited)
Balance Sheet Highlights	03/31/03	09/30/03

Current assets	$20,497	$16,809
Property, plant & equipment, net	$1,941	$1,729
Other assets	$9,888	$9,847

Current liabilities	$17,129	$9,253
Shareholders’ deficit	$(4,288)	$(857)

Contact:

Iteris Holdings Inc., Anaheim
Gregory Miner, Chief Executive Officer, 714-774-5000
www.iteris.com